UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
        --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report (Date of earliest
                                event reported):
                                  July 14, 2009


                             HEARTLAND EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number - 0-15087


            NEVADA                                             93-0926999
(State of other Jurisdiction                              (IRS Employer ID No.)
        of Incorporation)

901 NORTH KANSAS AVE,  NORTH LIBERTY, IA                          52317
(Address of Principal Executive Offices)                        (Zip Code)


        Registrant's Telephone Number (including area code): 319-626-3600

Item 9.01.   Financial Statements and Exhibits

         Exhibit 99.1 - Heartland Express, Inc. press release dated July 14, 2009 with respect to the Company's financial results for the quarter ended June 30, 2009.

Item 2.02.   Results of Operations and Financial Condition.

         On July 14, 2009 Heartland Express, Inc. announced its financial results for the quarter ended June 30, 2009. The press release is attached as
Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                      HEARTLAND EXPRESS, INC.

Date: July 15, 2009                                   BY: /s/John P. Cosaert
                                                      JOHN P. COSAERT
                                                      Vice-President
                                                      Finance and Treasurer

                                Exhibit No. 99.1


Tuesday, July 14, 2009, For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2009.

NORTH LIBERTY, IOWA - July 14, 2009 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and six months ended June 30, 2009. Earnings per share increased 5.6% to $0.19 from $0.18 in the second quarter of 2008. Net income increased 2.2% to $17.6 million from $17.2 million in the 2008 period. Operating revenues for the quarter decreased 28.9% to $117.0 million from $164.6 million in the second quarter of 2008. Operating revenues for the quarter and the six month period were impacted by a reduction in fuel surcharge revenues associated with lower fuel costs, and the continued economic downturn and the related downward pressure on freight rates. Operating income for the second quarter of 2009 was favorably impacted by $4.2 million or $0.03 per share due to an increase in gains on disposal of property and equipment.

Earnings per share for the six months ended June 30, 2009 increased 6.1% to $0.35 from $0.33 in the compared 2008 period. Net income decreased 0.4% to $31.8 million from $31.9 million in the 2008 period. Operating revenues for the six months ended June 30, 2009 decreased 26.0% to $232.0 million from $313.6 million in the first six months of 2008. Operating income for this year's six month period was favorably impacted by $5.2 million or $0.04 per share due to an increase in gains on disposal of property and equipment.

Heartland Express, Inc. posted an operating ratio (operating expenses as a percentage of operating revenues) of 81.4% and a 15.1% net margin (net income as a percentage of operating revenues) in the second quarter of 2009, both significant improvements over the comparative 2008 period. The Company reported an operating ratio of 87.3% and a 10.5% net margin for the quarter ended June 30, 2008. The Company reported an operating ratio of 82.4% and a 13.7% net margin for the six months ended June 30, 2009 compared to 87.0% and 10.2%, respectively, for the comparative 2008 period. The Company ended the second quarter of 2009 with cash, cash equivalents, short-term and long-term investments of $205.0 million, a $23.0 million decrease from the $228.0 million reported at December 31, 2008. Our quarter end cash position was impacted by the purchase of new tractors and the repurchase of common stock as discussed below. The Company's balance sheet continues to be debt-free.

This extended economic downturn is the worst experienced in the history of our company. There continues to be excess capacity in our industry combined with the continued decline in available freight resulting in extreme pressure on freight rates. The Company has not seen any strong indicators of improvements in the demand for freight services that would increase our levels of business in the near future. In spite of depressed freight demand volumes, the Company remains in an opportunistic position. Efforts are focused on customer service, cost controls, and challenging ourselves to improve each department during this period of economic downturn. Heartland opened its tenth regional operation near Dallas, Texas in January of 2009. This strengthens the Company's presence in Texas and the surrounding marketplace.

The industry continued to benefit from a reduction in fuel prices during the quarter ended June 30, 2009, although fuel prices began trending upwards at quarter end. During the quarter ended June 30, 2009, the U.S. average cost of fuel was $2.34 per gallon compared to $4.42 for the compared 2008 period. Accordingly, the Company's fuel cost per mile decreased 48.1% and 47.5% for the three and six month periods ended June 30, 2009, respectively. Efforts continue to effectively control the Company's fuel cost. The primary focus is on idle hour reductions, terminal fuel purchases, strategic over-the-road purchases, and the purchase of state-of-the-art International Pro Star trucks with increased fuel economy features.


The Company took delivery of 416 new tractors in the second quarter of 2009 in addition to 45 new tractors in the first quarter of this year. This fleet upgrade now includes the purchase of 1,036 International Pro Star tractors. These tractors are achieving positive results through advanced aerodynamics, speed management, and idle controls.


Heartland Express continues to pay a regular quarterly cash dividend. The most recent dividend of approximately $1.8 million at the rate of $0.02 per share was paid on July 2, 2009 to shareholders of record at the close of business on June 19, 2009. The Company has now paid cash dividends of $235.9 million over the past twenty-four consecutive quarters. In addition, the Company continues to demonstrate its confidence in the strength of the organization through the repurchase of its common stock. The Company has purchased approximately 3.5 million shares of its outstanding common stock during the first six months of 2009 at a cost of approximately $45.4 million.


Customer service continues to be the core foundation of our company. The Company has now been awarded eleven service awards thus far this year for its ability to deliver the highest quality of customer service. During the quarter Heartland Express was recognized by Alcoa as a Tier One Core Carrier for its outstanding commitment to customer service. In addition, the Company was named to the Transplace 2008 Carrier Merit Program for the best on-time service provider. Awards previously received in 2009 include: 2008 LXP Carrier of the Year - Tier One Carriers, LXP Carrier of the Year - Promotional Events, 2008 Lowes Silver Carrier Award, Kelloggs Komplete Carrier of the Year 2008, Nestle Waters - Tennessee Region Carrier of the Year 2008, Nestle Waters - Southeast Region World Class Customer Service 2008, Eastman - Supplier Excellence Award for the Year 2008, Quaker Oats - National Carrier of the Year 2008, Pella Windows and Doors - 2008 Gettysburg Carrier of the Year.


This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.





                        Contact: Heartland Express, Inc.
                             Mike Gerdin, President
                      John Cosaert, Chief Financial Officer
                                  319-626-3600

                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)

                                      Three months ended     Six months ended
                                            June 30,             June 30,
                                        2009       2008       2009       2008
                                     --------------------  --------------------
                                          (unaudited)           (unaudited)

OPERATING REVENUE                    $ 116,974  $ 164,592  $ 231,953  $ 313,641
                                     ---------  ---------  ---------  ---------

OPERATING EXPENSES:

   Salaries, wages, benefits         $  42,938  $  48,591  $  86,997  $  97,183

   Rent and purchased transportation     2,806      5,144      5,744     10,250

   Fuel                                 25,086     60,495     49,644    110,993

   Operations and maintenance            4,314      4,353      8,354      8,316

   Operating taxes and licenses          2,433      2,343      4,716      4,585

   Insurance and claims                  4,625      7,012      8,139     10,795

   Communications and utilities            906        931      1,902      1,936

   Depreciation                         13,160     10,663     24,974     21,076

   Other operating expenses              3,188      4,139      6,591      8,471

   (Gain) loss on disposal of
     property & equipment               (4,190)        11     (5,857)      (633)
                                      --------   --------   --------   --------

                                        95,266    143,682    191,204    272,972
                                      --------   --------   --------   --------

                  Operating income      21,708     20,910     40,749     40,669

   Interest income                         563      2,236      1,434      5,099
                                      --------   --------   --------   --------

   Income before income taxes           22,271     23,146     42,183     45,768

  Federal and state income taxes         4,656      5,915     10,427     13,874
                                      --------   --------   --------   --------

   Net income                         $ 17,615   $ 17,231   $ 31,756   $ 31,894
                                      ========   ========   ========   ========

   Earnings per share                 $   0.19   $   0.18   $   0.35   $   0.33
                                      ========   ========   ========   ========

   Weighted average shares outstanding  90,689     96,158     91,582     96,186
                                      ========   ========   ========   ========

   Dividends declared per share       $   0.02   $   0.02   $   0.04   $   0.04
                                      ========   ========   ========   ========










                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                          June 30,   December 31,
ASSETS                                      2009         2008
                                         ---------    ---------
CURRENT ASSETS                          (unaudited)

   Cash and cash equivalents             $  44,580    $  56,651
   Short-term investments                      140          241
   Trade receivables, net                   36,884       36,803
   Prepaid tires                             6,051        6,449
   Other current assets                      6,205        2,834
   Income tax receivable                     2,025         --
   Deferred income taxes                    36,118       35,650
                                         ---------    ---------
             Total current assets          132,003      138,628
                                         ---------    ---------

PROPERTY AND EQUIPMENT                     397,069      389,561
   Less accumulated depreciation           156,695      151,881
                                         ---------    ---------
                                           240,374      237,680

LONG-TERM INVESTMENTS                      160,322      171,122
OTHER ASSETS                                10,329       10,284
                                         ---------    ---------
                                         $ 543,028    $ 557,714
                                         =========    =========
LIABILITIES AND STOCKHOLDERS'
EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued
    liabilities                          $  14,139    $  10,338
   Compensation & benefits                  15,540       15,862
   Income taxes payable                       --            452
   Insurance accruals                       71,804       70,546
   Other accruals                            7,215        7,498
                                         ---------    ---------
             Total current liabilities     108,698      104,696
                                         ---------    ---------

LONG-TERM LIABILITIES
   Income taxes payable                     30,558       35,264
   Deferred income taxes                    60,966       57,715
                                         ---------    ---------
                                            91,524       92,979
                                         ---------    ---------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Preferred stock, $0.01 par value;
      authorized 5,000 shares, none
      issued                                  --           --
   Capital stock; common, $0.01 par
     value; authorized 395,000 shares;
     issued and outstanding 90,689 in
     2009 and 94,229 in 2008                   907          942
     Additional paid-in capital                439          439
     Retained earnings                     350,083      367,281
     Accumulated other comprehensive
      loss                                  (8,623)      (8,623)
                                         ---------    ---------
                                           342,806      360,039
                                         ---------    ---------
                                         $ 543,028    $ 557,714
                                         =========    =========